Exhibit 99.1

DARA

Combined Financial Statements

as of December 31, 2014 and 2013,

and for the year ended December 31, 2014

and for the nine months ended December 31, 2013

Independent Auditor’s Report

To Management of Alkermes plc

We have audited the accompanying financial statements of DARA, which comprise the combined balance sheets as of December 31, 2014 and December 31, 2013, and the related combined statements of operations and comprehensive income, of changes in equity and of cash flows for the year ended December 31, 2014 and for the nine months ended December 31, 2013.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the combined financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of DARA as of December 31, 2014 and December 31, 2013, and the results of their operations and their cash flows for the year ended December 31, 2014 and for the nine months ended December 31, 2013 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

May 27, 2015

DARA

Combined Balance Sheets

December 31, 2014 and 2013

	December 31,	December 31,
	2014	2013
	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$22,064	$12,766
Accounts receivable	11,321	11,033
Due from related party	317	235
Note receivable from related party	—	10,000
Inventory	10,950	9,879
Prepaid expenses and other current assets	2,388	1,611

Total current assets	47,040	45,524

INTANGIBLE ASSETS — NET	43,818	48,819
PROPERTY, PLANT AND EQUIPMENT — NET	38,607	38,161
GOODWILL	498	498
DEFERRED TAX ASSETS — LONG-TERM	6,324	—

TOTAL ASSETS	$136,287	$133,002

LIABILITIES AND PARENT EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$4,321	$4,304
Due to related party	1,563	1,120
Deferred revenue	462	218

Total current liabilities	6,346	5,642

DEFERRED TAX LIABILITIES — LONG-TERM	9,252	12,931
DEFERRED REVENUE — LONG-TERM	3,692	4,154
DUE TO RELATED PARTY — LONG-TERM	1,296	250

Total liabilities	20,586	22,977

COMMITMENTS AND CONTINGENCIES (Note 12)

PARENT EQUITY:
Parent investment	115,701	110,025

Total parent equity	115,701	110,025

TOTAL LIABILITIES AND PARENT EQUITY	$136,287	$133,002

The accompanying notes are an integral part of these Combined Financial Statements.

DARA

Combined Statements of Operations and Comprehensive Income

For the Year Ended December 31, 2014 and the Nine Months Ended December 31, 2013

	Year Ended	Nine Months Ended
	December 31, 2014	December 31, 2013
	(In thousands)
REVENUES:
Manufacturing, royalties and profit sharing revenue (includes $635 and $681 from related party in the year and nine months ended December 31, 2014 and 2013, respectively)	$72,623	$49,639
Research and development revenue	2,608	766

Total revenues	75,231	50,405

EXPENSES:
Cost of goods manufactured (exclusive of amortization of acquired intangible assets shown below)	35,713	28,438
Research and development	4,413	3,479
Selling, general and administrative	11,189	6,487
Amortization of acquired intangible assets	5,001	2,429
Impairment of long-lived assets	1,372	—

Total expenses	57,688	40,833

INCOME FROM OPERATIONS	17,543	9,572
OTHER EXPENSE, NET	—	(115)

INCOME BEFORE INCOME TAXES	17,543	9,457
PROVISION FOR INCOME TAXES	3,288	2,103

NET INCOME AND COMPREHENSIVE INCOME	$14,255	$7,354

The accompanying notes are an integral part of these Combined Financial Statements.

DARA

Combined Statements of Changes in Equity

For the Year Ended December 31, 2014 and the Nine Months Ended December 31, 2013

	Parent	Retained	Total
	Equity	Earnings	Equity
	(In thousands)
Balance at March 31, 2013	$98,987	$11,583	$110,570
Net distribution to Parent	(15,921)	—	(15,921)
Corporate allocations	6,487	—	6,487
Share-based compensation expense	986	—	986
Excess tax benefit from share-based compensation expense	549	—	549
Net income	—	7,354	7,354

Balance at December 31, 2013	$91,088	$18,937	$110,025

Net distribution to Parent	(18,936)	—	(18,936)
Corporate allocations	7,321	—	7,321
Share-based compensation expense	2,417	—	2,417
Excess tax benefit from share-based compensation expense	619	—	619
Net income	—	14,255	14,255

Balance at December 31, 2014	$82,509	$33,192	$115,701

The accompanying notes are an integral part of these Combined Financial Statements.

DARA

Combined Statements of Cash Flows

For the Year Ended December 31, 2014 and the Nine Months Ended December 31, 2013

	Year Ended	Nine Months Ended
	December 31, 2014	December 31, 2013
	(In thousands)
Cash flows from operating activities:
Net income	$14,255	$7,354
Adjustments to reconcile net income to cash flows from operating activities:
Corporate allocations	7,321	6,487
Depreciation and amortization	10,282	6,260
Share-based compensation expense	2,417	986
Deferred income taxes	(10,293)	(743)
Impairment of long-lived assets	1,372	—
Excess tax benefit from share-based compensation expense	(619)	(549)
Other non-cash charges	—	191
Changes in assets and liabilities:
Accounts receivable	(288)	3,508
Inventory	(1,071)	(277)
Prepaid expenses and other assets	(487)	242
Accounts payable and accrued expenses	636	940
Due to related party, net	1,407	803
Deferred revenue	(218)	3,376

Cash flows provided by operating activities	24,714	28,578

Cash flows from investing activities:
Additions to property, plant and equipment	(7,099)	(2,572)
Notes receivable from related party	10,000	(4,000)

Cash flows provided by (used in) investing activities	2,901	(6,572)

Cash flows from financing activities:
Excess tax benefit from share-based compensation expense	619	549
Net distribution to parent	(18,936)	(15,921)

Cash flows used in financing activities	(18,317)	(15,372)

Net increase in cash and cash equivalents	9,298	6,634
Cash and cash equivalents, beginning of period	12,766	6,132

Cash and cash equivalents, end of period	$22,064	$12,766

The accompanying notes are an integral part of these Combined Financial Statements.

DARA

Notes to the Combined Financial Statements

1.	Description of Business

Alkermes plc (“Alkermes” or the “Parent”) is a fully integrated, global biopharmaceutical company that applies its scientific expertise and proprietary technologies to develop innovative medicines that improve patient outcomes. Headquartered in Dublin, Ireland, Alkermes has a research and development (“R&D”) center in Waltham, Massachusetts; R&D and manufacturing facilities in Athlone, Ireland; and manufacturing facilities in Gainesville, Georgia and Wilmington, Ohio.

DARA (the “Company”) is comprised of certain components of Alkermes. These components include the manufacturing facility in Gainesville, Georgia and certain intellectual property in Ireland. The Company develops and manufactures innovative pharmaceutical products that deliver clinically meaningful benefits to patients, using its extensive experience and proprietary delivery technologies in collaboration with pharmaceutical companies.

The combined financial statements have been prepared solely for purposes of Alkermes’ sale of the Company to demonstrate the historical results of operations, financial position and cash flows of the Company for the indicated periods under Alkermes management.

2.	Significant Accounting Policies

Basis of Presentation

DARA has historically operated as part of Alkermes and not as a separate stand-alone entity. These combined financial statements have been prepared on a “carve-out” basis from the consolidated financial statements of Alkermes to represent the financial position, results of operations and cash flows of DARA as if DARA had existed on a stand-alone basis during the year and nine months ended December 31, 2014 and 2013, respectively, for statement of operations and cash flow statement amounts and as of December 31, 2014 and 2013, respectively, for balance sheet amounts; and as if the Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 810, “Consolidation,” had been applied throughout. The accompanying combined financial statements only include assets and liabilities that are specifically identifiable with DARA and include all revenue and expense directly attributable to the Company. In addition, certain selling, general and administrative expenses that are maintained at the corporate level, which consist primarily of salaries and other employee costs, legal and professional fees and insurance costs, were allocated to DARA based on methodologies, including cost drivers, headcount and revenues, that Alkermes management believes to be a reasonable reflection of the utilization of services provided or benefit received by the Company. The combined financial statements do not purport to represent what the results of operations would have been, had the entire DARA business and activities of DARA operated independently from Alkermes for each of the periods being reported on, or for future periods. Had DARA operated as an independent stand-alone entity, its results could have differed significantly from those presented in the combined financial statements.

The combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), by aggregating financial information from the consolidation reporting packages of relevant subsidiaries of Alkermes focused entirely on DARA activities. Where legal entities have historically had both DARA and non-DARA activities, the statement of operations, asset and liability balances pertaining to DARA activities have been identified and included within the combined DARA financial statements. Intra-group transactions and balances between the DARA entities have been eliminated.

DARA has certain of its own management and administrative functions. However, Alkermes provides certain central services including, but not limited to:

•	Employee benefits administration, including equity award services;

•	Cash and treasury management; and

•	Accounting, information technology, taxation, legal, corporate strategy, investor relations, corporate governance and other professional services.

DARA

Notes to Combined Financial Statements - Continued

Central services costs amounted to $7.3 million and $6.5 million for the year and nine months ended December 31, 2014 and 2013, respectively, and were recorded within selling, general and administrative expenses in the accompanying combined statements of operations and comprehensive income. These costs have been allocated to DARA based on reasonable methodologies for the purposes of preparing the combined financial statements. The reasonable methodologies for determining the usage of central service resources by DARA has been determined by estimating DARA’s portion of the most appropriate cost driver of each category of central service costs including relative spend, revenue generated and headcount. Management considers that such allocations have been made on a reasonable basis, but may not necessarily be indicative of the costs that would have been incurred if DARA had been operated on a stand-alone basis. All such amounts have been deemed to have been contributed to the Company in the period in which the costs were recorded.

Certain DARA employees participate in the equity award plans of Alkermes. The share-based compensation expense recognized in these combined financial statements is based on the expense attributable to DARA employees participating in the Alkermes equity award plans.

The Parent investment balance in the combined financial statements of DARA constitutes Alkermes’ investment in DARA and represents the excess of total assets over total liabilities, including the netting of intercompany funding balances between DARA and Alkermes. The Parent’s investment in the Company includes amounts due to and from the Parent, including net transfers of intercompany funding, corporate allocations for central services costs and contributions in the form of share-based compensation to DARA employees.

The tax amounts in the combined financial statements have been calculated as if the business were a separate taxable entity and consistent with the asset and liability method prescribed in ASC 740 “Income Taxes”, (“ASC 740”). Current tax liabilities and receivables (other than amounts actually paid by or refunded to DARA) are included in the calculation of the net funding transfer to Alkermes that is recorded in Parent equity.

Change in Fiscal Year-End

On May 21, 2013, Alkermes’ Audit and Risk Committee, with such authority delegated to it by Alkermes’ Board of Directors, approved a change to its fiscal year-end from March 31 to December 31. These combined financial statements reflect the Company’s financial results for the twelve month period from January 1, 2014 through December 31, 2014. The period ended December 31, 2013 reflects the Company’s financial results for the nine-month period from April 1, 2013 through December 31, 2013.

Use of Estimates

The preparation of the combined financial statements in accordance with GAAP requires management to make estimates, judgments and assumptions that may affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates and judgments and methodologies, including those related to revenue recognition and related allowances, its collaborative relationships, the valuation of inventory, impairment and amortization of intangibles and long-lived assets, share-based compensation, income taxes including the valuation allowance for deferred tax assets and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

Cash and Cash Equivalents

The Company values its cash and cash equivalents at cost plus accrued interest, which the Company believes approximates their market value. The Company considers only those investments which are highly liquid, readily convertible into cash and so near their maturity, generally three months from the date of purchase, that they present insignificant risk of change in value because of interest rate changes, to be cash equivalents.

DARA

Notes to Combined Financial Statements - Continued

Fair Value

The Company does not have any financial assets or liabilities that are recorded at fair value on a recurring or non-recurring basis. The carrying amounts reflected in the combined balance sheets for cash, accounts receivable, notes receivable, prepaid expenses and other current assets, accounts payable and accrued expenses approximate fair value due to their short-term nature.

Inventory

Inventory is stated at the lower of cost or market value. Cost is determined using the first-in, first-out method. Included in inventory are raw materials used in production of pre-clinical and clinical products, which have alternative future use and are charged to R&D expense when consumed.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost, subject to review for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Expenditures for repairs and maintenance are charged to expense as incurred and major renewals and improvements are capitalized. Depreciation is calculated using the straight-line method over the following estimated useful lives of the assets:

Asset group	Term
Buildings and improvements	15 - 40 years
Furniture, fixtures and equipment	3 - 10 years

Goodwill and Intangible Assets

Goodwill represents the excess cost of the Company’s investment in the net assets of acquired companies over the fair value of the underlying identifiable net assets at the date of acquisition. The Company’s goodwill consists solely of goodwill created as a result of the acquisition of the Company by Alkermes in the acquisition of Elan Drug Technologies (“EDT”) from Elan Corporation, plc (“Elan”) in September 2011 and has been assigned to one reporting unit. A reporting unit is an operating segment or sub-segment to which goodwill is assigned when initially recorded.

Goodwill is not amortized but is reviewed for impairment on an annual basis, as of October 31, and whenever events or changes in circumstances indicate that the carrying value of the goodwill might not be recoverable. The Company has the option to first assess qualitative factors to determine whether it is necessary to perform the two-step impairment test. If the Company elects this option and believes, as a result of the qualitative assessment, that it is more-likely-than-not that the fair value of its reporting unit is less than its carrying amount, the quantitative two-step impairment test is required; otherwise, no further testing is required. Alternatively, the Company may elect to not first assess qualitative factors and immediately perform the quantitative two-step impairment test. In the first step, the Company compares the fair value of its reporting unit to its carrying value. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of its reporting unit, then the second step of the impairment test is performed in order to determine the implied fair value of the Company’s reporting unit’s goodwill. If the carrying value of the Company’s reporting unit’s goodwill exceeds its implied fair value, then the Company would record an impairment loss equal to the difference.

The Company’s finite-lived intangible assets consist of core developed technology and collaboration agreements, were recorded at fair value at the time of their acquisition and are stated within the Company’s consolidated balance sheets net of accumulated amortization and impairments. The finite-lived intangible assets are amortized over their estimated useful lives using the economic use method, which reflects the pattern that the economic benefits of the intangible assets are consumed as revenue is generated from the underlying patent or contract. The useful lives of the Company’s intangible assets are primarily based on the legal or contractual life of the underlying patent or contract, which does not include additional years for the potential extension or renewal of the contract or patent.

DARA

Notes to Combined Financial Statements - Continued

Impairment of Long-Lived Assets

The Company reviews long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. In the event that such cash flows are not expected to be sufficient to recover the carrying amount of the assets, the assets are written-down to their estimated fair values. Long-lived assets to be disposed of are carried at fair value less costs to sell them.

Revenue Recognition

Manufacturing revenues—The Company recognizes manufacturing revenues from the sale of products it manufactures for resale by its collaborative partners. Manufacturing revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred and title to the product and associated risk of loss has passed to the customer, the sales price is fixed or determinable and collectability is reasonably assured. The sales price for certain of the Company’s manufacturing revenues is based on the end-market sales price earned by its collaborative partners. As the end-market sale occurs after the Company has shipped its product and the risk of loss has passed to its collaborative partner, the Company estimates the sales price for its product based on information supplied to it by the Company’s collaborative partners, its historical transaction experience and other third-party data. Differences between the actual manufacturing revenues and estimated manufacturing revenues are reconciled and adjusted for in the period in which they become known, which is generally the following quarter, unless information is more readily available.

Royalty revenues—The Company recognizes royalty revenues related to the sale of products by its collaborative partners that incorporate the Company’s technologies. Royalties are earned under the terms of a license agreement in the period the products are sold by the Company’s collaborative partner and collectability is reasonably assured. Certain of the Company’s royalty revenues are recognized by the Company based on information supplied to the Company by its collaborative partners and require estimates to be made. Differences between the actual royalty revenues and estimated royalty revenues are reconciled and adjusted for in the period in which they become known, which is generally the following quarter, unless information is more readily available.

Profit sharing revenue—The Company recognizes revenue from profit sharing related to the sale of certain of its manufactured products by its collaborative partners. Profit sharing revenue is earned under the terms of a license agreement in the period the products are sold and expenses are incurred by the Company’s collaborative partner and collectability is reasonably assured. The Company initially records profit sharing revenue based on estimates, and differences between actual profit sharing revenue and estimated profit sharing revenue are reconciled and adjusted for in the period in which it becomes known, which is generally the following quarter.

Research and development revenue—R&D revenue consists of funding that compensates the Company for formulation, pre-clinical and clinical testing under R&D arrangements with its collaborative partners. The Company generally bills its collaborative partners under R&D arrangements using a full-time equivalent (“FTE”) or hourly rate, plus direct external costs, if any.

DARA

Notes to Combined Financial Statements - Continued

Concentrations

The financial instrument that potentially subjects the Company to concentrations of credit risk is accounts receivable. Billings to large pharmaceutical and biotechnology companies account for the majority of the Company’s accounts receivable, and collateral is generally not required from these customers. To mitigate credit risk, the Company monitors the financial performance and credit worthiness of its customers. The following represents receivables and revenues from the Company’s customers exceeding 10% of the total in each category as of December 31, 2014 and 2013 and for the year and nine months ended December 31, 2014 and 2013:

Receivables:
Customer	December 31, 2014	December 31, 2013
Novartis A.G.	62%	75%
Actavis Inc.	14%	15%
Kremers Urban Pharmaceuticals Inc.	12%	—

Revenues:
	Year Ended	Nine Months Ended
Customer	December 31, 2014	December 31, 2013
Novartis A.G.	54%	62%
Actavis Inc.	20%	19%
Zogenix, Inc.	15%	—

Research and Development Expenses

For each of its R&D programs, the Company incurs both external and internal expenses. External R&D expenses include costs related to clinical and non-clinical activities performed by contract research organizations, consulting fees, laboratory services, purchases of drug product materials and third-party manufacturing development costs. Internal R&D expenses include employee-related expenses, occupancy costs, depreciation and general overhead. The Company tracks external R&D expenses for each of its development programs, however, internal R&D expenses are not tracked by individual program as they benefit multiple programs or its technologies in general.

Share-Based Compensation

Alkermes sponsors certain equity award plans in which certain employees of DARA participate. The share-based compensation expense is based on actual DARA employees participating in the Alkermes plans. Alkermes’ share-based compensation programs grant awards which include stock options and restricted stock units (“RSUs”), which vest with the passage of time and, to a limited extent, vest based on the achievement of certain performance or market criteria. Certain of DARA’s employees are retirement eligible under the terms of the Alkermes stock option plans (the “Plans”), and stock option awards to these employees generally vest in full upon retirement. Since there are no effective future service requirements for these employees, the fair value of these awards is expensed in full on the grant date or upon meeting the retirement eligibility criteria, whichever is later.

Stock Options

Stock option grants to employees generally expire ten years from the grant date and generally vest one-fourth per year over four years from the anniversary of the date of grant, provided the employee remains continuously employed with Alkermes, except as otherwise provided in the plan. The estimated fair value of options is recognized over the requisite service period, which is generally the vesting period. Share-based compensation expense is based on awards ultimately expected to vest. Forfeitures are estimated based on historical experience at the time of grant and revised in subsequent periods if actual forfeitures differ from those estimates.

The fair value of stock option grants is based on estimates as of the date of grant using a Black-Scholes option valuation model. Alkermes uses historical data as the basis for estimating option terms and forfeitures. Separate groups of employees that have similar historical stock option exercise and forfeiture behavior are considered separately for valuation purposes. The ranges of expected terms disclosed below reflect different expected behavior among certain groups of employees. Expected stock

DARA

Notes to Combined Financial Statements - Continued

volatility factors are based on a weighted average of implied volatilities from traded options on Alkermes’ ordinary shares and historical stock price volatility of Alkermes’ ordinary shares, which is determined based on a review of the weighted average of historical daily price changes of Alkermes’ ordinary shares. The risk-free interest rate for periods commensurate with the expected term of the share option is based on the U.S. treasury yield curve in effect at the time of grants. The dividend yield on Alkermes’ ordinary shares is estimated to be zero as Alkermes has not paid and does not expect to pay dividends. The exercise price of options granted is equal to the closing price of Alkermes’ ordinary shares traded on the NASDAQ Global Select Stock Market on the date of grant.

There were no stock option awards granted during the year and nine months ended December 31, 2014 and 2013, respectively.

Time-Vested Restricted Stock Units

Time-vested RSUs awarded to employees generally vest one-fourth per year over four years from the anniversary of the date of grant, provided the employee remains continuously employed with Alkermes. Alkermes’ ordinary shares are delivered to the employee upon vesting, subject to payment of applicable withholding taxes. The fair value of time-vested RSUs is equal to the closing price of Alkermes’ ordinary shares traded on the NASDAQ Global Select Stock Market on the date of grant. Compensation expense, including the effect of forfeitures, is recognized over the applicable service period.

Performance-Based Restricted Stock Units

Alkermes has RSUs that vest upon the achievement of certain performance criteria. The estimated fair value of these RSUs is based on the market value of Alkermes’ stock on the date of grant. Compensation expense for RSUs that vest upon the achievement of performance criteria is recognized from the moment Alkermes determines the performance criteria will be met to the date Alkermes deems the event is likely to occur. Cumulative adjustments are recorded quarterly to reflect subsequent changes in the estimated outcome of performance-related conditions until the date results are determined.

Income Taxes

The operations of the DARA business have historically been included in Alkermes’ operations and taxes of the business were calculated on the basis of being part of Alkermes. Income taxes reflected in these combined financial statements have been calculated as if DARA were a separate taxable group and consistent with the asset and liability method prescribed by ASC 740. Current tax liabilities and receivables, other than amounts actually paid by or refunded to DARA, are included in the calculation of the net funding transfer to Alkermes that is recorded in Parent equity.

The Company recognizes income taxes under the asset and liability method. Deferred income taxes are recognized for differences between the financial reporting and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In evaluating the Company’s ability to recover its deferred tax assets, the Company considers all available positive and negative evidence including its past operating results, the existence of cumulative income in the most recent fiscal years, changes in the business in which the Company operates and its forecast of future taxable income. In determining future taxable income, the Company is responsible for assumptions utilized including the amount of Irish, U.S. and other foreign pre-tax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates that the Company is using to manage the underlying businesses.

The Company accounts for uncertain tax positions using a more-likely-than-not threshold for recognizing and resolving uncertain tax positions. The evaluation of uncertain tax positions is based on factors including, but not limited to, changes in tax law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, new audit activity and changes in facts or circumstances related to a tax position. The Company evaluates this tax position on a quarterly basis. The Company also accrues for potential interest and penalties related to unrecognized tax benefits in income tax expense.

DARA

Notes to Combined Financial Statements - Continued

Comprehensive Income

DARA’s comprehensive income consists solely of its’ net income as it does not have any components of other comprehensive income.

Employee Benefit Plans

401(K) Plan

Alkermes maintains a 401(k) retirement savings plan (the “401(k) Plan”), which covers substantially all of its United States (“U.S.”) based employees, including all DARA’s employees. Eligible employees may contribute up to 100% of their eligible compensation, subject to certain Internal Revenue Service (“IRS”) limitations. Alkermes matches 100% of employee contributions up to the first 5% of employee pay, up to IRS limits. Employee and Alkermes contributions are fully vested when made. In the year and nine months ended December 31, 2014 and 2013, Alkermes contributed $0.6 million and $0.4 million, respectively, to match employee deferrals under the 401(k) Plan.

New Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) or other standard-setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

In July 2013, the FASB adopted clarifying guidance on the presentation of unrecognized tax benefits when various qualifying tax credits exist. The amendment requires that unrecognized tax benefits be presented on the consolidated balance sheet as a reduction to deferred tax assets created by net operating losses (‘‘NOLs’’) or other tax credits from prior periods that occur in the same taxing jurisdiction. To the extent that the unrecognized tax benefit exceeds these NOLs or other tax credits, it shall be presented as a liability. This update, required to be adopted for all annual periods and interim reporting periods beginning after December 15, 2013, was adopted by the Company on January 1, 2014. The adoption of this standard did not have a material impact on the presentation of the Company’s financial position.

In April 2014, the FASB adopted guidance that amends the requirements for reporting discontinued operations. Under the amendment, only those disposals of components of an entity that represent a strategic shift that has (or will have) a major effect on an entity’s operations and financial results will be reported as discontinued operations in the financial statements. Currently, many disposals, some of which may be routine in nature and not a change in an entity’s strategy, are reported in discontinued operations. The guidance also requires expanded disclosures for discontinued operations. This guidance became effective for the Company on January 1, 2015 and is not expected to have a material impact on the Company’s results of operations, cash flows or financial condition.

In June 2014, the FASB issued guidance that clarifies the accounting for share-based payments when the terms of an award provide that a performance target could be achieved after the requisite service period. Existing GAAP does not contain explicit guidance on how to account for these share-based payments. The new guidance requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. Entities have the option of prospectively applying the guidance to awards granted or modified after the effective date or retrospectively applying the guidance to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements. The guidance becomes effective for the Company in its year ending December 31, 2016, and early adoption is permitted. The Company is currently assessing the impact that this standard will have on its consolidated financial statements.

In May 2014, the FASB issued guidance that outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The guidance is based on the principle that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to fulfill a contract. Entities have the option of using either a full retrospective or a modified retrospective

DARA

Notes to Combined Financial Statements - Continued

approach for the adoption of the new standard. The guidance becomes effective for the Company in its year ending December 31, 2018, and early adoption is not permitted. The Company is currently assessing the impact that this standard will have on its consolidated financial statements.

3.	Acquisition of the Company

On September 16, 2011, the Company was acquired from Elan as part of Alkermes’ acquisition of EDT in a transaction accounted for under the acquisition method of accounting for business combinations. Under the acquisition method of accounting, the assets acquired and liabilities assumed were recorded as of the acquisition date, at their respective fair values in the combined financial statements. The reported consolidated financial condition and results of operations after completion of the acquisition reflect these fair values. The excess of purchase price over the fair value of the net assets acquired represents the goodwill amount resulting from the acquisition.

Total consideration paid by the Parent for the Company was $113.8 million. The purchase price allocation resulted in the following amounts being allocated to the assets acquired and liabilities assumed at the acquisition date based upon their respective fair values summarized below (in thousands):

(In thousands)
Cash	$2,492
Receivables	8,891
Inventory	7,486
Prepaid expenses and other current assets	281
Property, plant and equipment	42,307
Acquired identifiable intangible assets	71,769
Goodwill	498
Accounts payable and accrued expenses	(3,384)
Deferred tax liabilities	(16,540)

Total	$113,800

Asset categories acquired in the DARA acquisition included working capital, fixed assets and identifiable intangible assets, including in process R&D (“IPR&D”). The intangible assets acquired included the following (in thousands):

(In thousands)
Collaboration agreements	$34,110
OCR technology	23,740
In-process research and development	13,630
Trademark	289

Total	$71,769

The Company determined the value of each collaboration agreement through the use of the excess earnings method. The Company estimated future revenues to be earned under its collaboration agreements for the remainder of the year ended March 31, 2012 through the fiscal year ending March 31, 2027, and reduced such future revenues by (i) a projected gross margin percentage, (ii) an estimate of operating expenses to be incurred related to these agreements, and (iii) contributory asset charges for working capital and fixed assets. The Company then applied an estimated tax rate, determined based upon the jurisdictions in which the underlying intangible assets are taxed, to arrive at the excess earnings.

The Company converted the excess earnings attributable to the collaboration agreements to a present value using a discount rate of 15%. This discount rate approximates to the Internal Rate of Return (“IRR”) the Company calculated as part of the EDT acquisition. The IRR represents the return a market participant would expect to generate through the acquisition of EDT as well as the level of risk reflected in the financial projections used as the basis for valuation analysis. Based on the valuation performed, the Company estimated its collaboration agreements to have a value on the acquisition date of $34.1 million. The

DARA

Notes to Combined Financial Statements - Continued

Company determined the useful life of the collaboration agreements to be 11 years, which is the Company’s best estimate as to the remaining life of the intellectual property for the products underlying the collaboration agreements and the life of the collaboration agreements themselves.

The Company determined the value of the OCR technology through the use of the income approach, specifically the relief-from-royalty method. The Company estimated the savings in royalties that it would otherwise have had to pay if it had not owned the OCR technology and had to license it from a third party with rights of use substantially equivalent to ownership. The Company estimated the present value of the stream of future estimated after-tax royalty payments for the remainder of the year ended March 31, 2012 through the fiscal year ending March 31, 2027. The Company converted the after-tax royalty payments to a present value using the same discount rate of 15% as used in the analysis of the collaboration agreements. Based on the valuation performed, the Company estimated its OCR technology to have a value on the acquisition date of $23.7 million. The Company determined the useful life of the OCR technology to be 15 years, which is its best estimate as to the remaining period revenues will be earned using this technology.

Intangible assets associated with IPR&D related to one product candidate, and the Company determined the fair value using the excess earnings approach. During the fourth quarter of the fiscal year ended March 31, 2012, and after finalization of the purchase accounting for the acquisition of EDT, the Company identified events and changes in circumstance, including correspondence from regulatory authorities and further clinical trial results related to the product candidate acquired as part of the acquisition of EDT, which indicated that the asset may be impaired. Accordingly, the Company recorded an impairment charge of $13.6 million in the fiscal year ended March 31, 2012.

The goodwill attributable to the acquisition of DARA has been recorded as a non-current asset and is not amortized, but is subject to an annual review for impairment. The factors that contributed to the recognition of goodwill included the synergies specific to the Company’s business including its ability to leverage knowledge and existing products to develop future technology, as well as the acquisition of a talented workforce.

The estimated fair value of the EDT trademark was determined using the relief-from-royalty method. The Company did not expect to use the EDT trademark beyond March 31, 2012 and, as a result, the Company amortized the full value of the trademark during the fiscal year ended March 31, 2012.

4.	Accounts Receivable

Accounts receivable consist of the following:

(In thousands)	December 31, 2014	December 31, 2013
Accounts receivable	$4,051	$4,849
Unbilled receivable	7,270	6,184

Total accounts receivables	$11,321	$11,033

5.	Inventory

Inventory consists of the following:

(In thousands)	December 31, 2014	December 31, 2013
Raw materials	$3,339	$3,227
Work in process	5,027	4,814
Finished goods	2,584	1,838

Total inventory	$10,950	$9,879

DARA

Notes to Combined Financial Statements - Continued

6.	Property, Plant and Equipment

Property, plant and equipment consist of the following:

(In thousands)	December 31, 2014	December 31, 2013
Land	$2,298	$2,298
Building and improvements	16,565	16,434
Furniture, fixture and equipment	36,406	31,050
Construction in progress	793	552

Subtotal	56,062	50,334
Less: accumulated depreciation	(17,455)	(12,173)

Total property, plant and equipment	$38,607	$38,161

Depreciation expense was $5.3 million and $3.8 million for the year and nine months ended December 31, 2014 and 2013, respectively.

7.	Goodwill and Intangible Assets

Goodwill and intangible assets consists of the following:

	Indefinite-lived Intangible Assets	Finite-lived Intangible Assets
(In thousands)	Goodwill	Collaboration Agreements	Technology	Total
Cost:
Balance, December 31, 2013	$498	$34,110	$23,740	$57,850

Balance, December 31, 2014	$498	$34,110	$23,740	$57,850

Accumulated amortization:
Balance, April 1, 2013	$—	$2,445	$4,157	$6,602
Amortization expense	—	747	1,682	2,429

Balance, December 31, 2013	$—	$3,192	$5,839	$9,031

Amortization expense	—	2,621	2,380	5,001

Balance, December 31, 2014	$—	$5,813	$8,219	$14,032

Net Book Amount:
Balance, December 31, 2013	$498	$30,918	$17,901	$48,819

Balance, December 31, 2014	$498	$28,297	$15,521	$43,818

The Company performed its annual goodwill impairment tests as of October 31, 2014 and 2013. The Company’s goodwill, which solely relates to its acquisition by Alkermes, was assigned to one reporting unit. The Company determined that the fair value of its reporting unit, subject to the impairment test, was substantially in excess of its respective carrying value and there was no impairment in the value of this asset as of October 31, 2014 and 2013.

The Company’s finite-lived intangible assets consist of collaborative agreements and OCR technologies acquired as part Alkermes’ acquisition of EDT. Amortization of intangible assets included within the combined balance sheet at December 31, 2014 is expected to be approximately $8.0 million, $8.0 million, $8.0 million, $8.0 million and $6.0 million in the years ending

DARA

Notes to Combined Financial Statements - Continued

December 31, 2015 through 2019, respectively. Although the Company believes such available information and assumptions are reasonable, given the inherent risks and uncertainties underlying its expectations regarding such future revenues, there is the potential for the Company’s actual results to vary significantly from such expectations. If revenues are projected to change, the related amortization of the intangible assets may change.

8.	Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following:

(In thousands)	December 31, 2014	December 31, 2013
Accounts payable	$1,065	$486
Accrued compensation	2,329	2,257
Accrued other	927	1,561

Total accounts payable and accrued expenses	$4,321	$4,304

9.	Commercial Supply Agreements

The Company’s significant commercial supply agreements are described below:

Novartis

RITALIN LA

The Company and Novartis Pharmaceuticals Corporation (and together with Novartis Pharma AG, “Novartis”) entered into a development, license and supply agreement for RITALIN LA® in 1997. The Company is compensated for licensing and manufacturing the product for Novartis. Novartis is responsible for securing and maintaining all necessary regulatory approvals and for marketing the product.

Under the agreement, Novartis was granted an exclusive worldwide license to make, use and sell the product. Novartis appointed the Company as its exclusive supplier and also agreed to certain restrictions on its ability to develop and market competing products. The Company currently receives quarterly royalty payments on RITALIN LA sales in all countries where the product is sold. The Company is also compensated for its cost of manufacturing and supplying commercial product to Novartis.

Novartis can terminate the agreement in certain specified circumstances, including upon one year’s notice without cause or upon 60 days’ notice in the event of the occurrence of certain fundamental issues relating to the product. If Novartis exercises either of these rights, it must provide the Company with access to Novartis’ intellectual property to enable the Company to research, develop and market the product. The agreement expires on a country-by-country basis upon the later of: (i) the fifteenth anniversary of the date of the first in market sale of the product in the United States or (ii) the expiration of the last to expire Alkermes patent covering the product in such country, but renews automatically thereafter for one-year terms unless a party provides notice of termination 6 months prior to any expiry date. After expiration of the agreement, Novartis retains a perpetual, non-exclusive, royalty-free license to Company intellectual property to manufacture, use and sell the product.

FOCALIN XR

The Company and Novartis Pharma AG entered into a development, license and supply agreement for FOCALIN XR® in 2004. The Company is compensated for developing, licensing and manufacturing commercial product for Novartis. Novartis is responsible for securing all necessary regulatory approvals and for marketing the product.

Under the license and supply agreement, Novartis was granted an exclusive license to make (subject to the Company’s reserved rights), use and sell the product in all countries in the world except Canada. Novartis appointed the Company as its exclusive supplier but with an option to qualify and acquire the product from a second source. Novartis also agreed to certain restrictions on its ability to develop and market competing products. The Company currently receives royalty payments on a quarterly basis on FOCALIN XR net sales in the U.S. and Switzerland. The Company is also compensated for supplying commercial product to Novartis for the licensed territory at manufacturing cost and for supplying product to Novartis for sale by a third party in Canada at manufacturing cost plus a mark-up.

DARA

Notes to Combined Financial Statements - Continued

Novartis can terminate the agreement in its entirety or on a country-by-country basis in certain specified circumstances. These circumstances include (i) the entry of generic or other substitutable products, (ii) upon one year’s prior written notice without cause, (iii) upon 60 days’ notice in the event of the occurrence of certain fundamental issues relating to the product or (iv) the termination of all or part of a business relationship between Novartis and a specified third party. If Novartis exercises any of these rights, the Company is granted, depending upon the circumstances, various rights to develop and commercialize the product, including access to Novartis’ regulatory filings and trademarks.

The agreement expires on a country-by-country basis upon the later of: (i) the fifteenth anniversary of the date of the first in market sale of the product in such country or (ii) upon the expiration of the last to expire patent in such country, but renews automatically thereafter unless a party provides notice of termination 6 months prior to this expiry date or to any additional year period triggered by the automatic renewal. After expiration, Novartis retains a perpetual non-exclusive, royalty-free license to Company intellectual property to manufacture, use and sell the product.

Actavis

The Company and Watson Laboratories, Inc. (“Watson,” a subsidiary of Actavis plc) entered into a license and supply agreement for generic VERAPAMIL SR in 2003. The Company is compensated for licensing IP, manufacturing product and maintaining the regulatory approval that is necessary to enable Watson to distribute commercial product in the U.S. Watson is responsible distributing, marketing and promoting the product in the U.S.

Under the amended and restated license and supply agreement, Watson was granted (i) an exclusive license to package, import, use, offer for sale and sell product in the US and (ii) an exclusive right to purchase product from the Company. The Company acquired an exclusive right to supply product to Watson unless there is a failure to supply. The Company and Watson have agreed to certain restrictions in respect of selling competing products, although the Company is permitted to sell a branded version of the product through a third party under the trade name VERELAN®.

The Company currently receives a percentage profit share from Watson on all U.S. sales. The Company is also compensated for manufacturing the product at cost (or, where product is supplied in finished form, at manufacturing cost plus a mark-up).

Either party may terminate the amended and restated license and supply agreement on an annual basis by serving the other with a written notice of termination 90 days prior to the contract anniversary date. Each party may also terminate the amended and restated license and supply agreement in certain specified circumstances, including where their rates of return fall below specified thresholds. Watson can terminate the amended and restated license and supply agreement if the Company commits certain material breaches of contract, including failure to supply. If Watson exercises this right, then Watson may elect to obtain a production license from the Company. In all other circumstances, the Company retains the right to use all technical and clinical data that has been generated under the amended and restated license and supply agreement upon its termination.

Zogenix

Under a development and clinical supply agreement between Zogenix, Inc. (“Zogenix”) and the Company (with Zogenix, the “Parties” and each individually, a “Party”), Zogenix provides funding to the Company to perform development work in respect of the Licensed Product and to manufacture clinical supplies of Licensed Product. Zogenix is responsible for securing all necessary regulatory approvals for the Licensed Products.

Under the license agreement between Zogenix and the Company, as amended, the Company granted Zogenix (i) an exclusive license to certain of its intellectual property to import, use, offer for sale and sell ZOHYDRO (and other oral controlled release capsules or tablet formulations incorporating certain of the Company’s intellectual property and hydrocodone, as the sole active ingredient) (the “Licensed Products”) for the treatment of pain in the U.S., (ii) an exclusive license to certain of its intellectual property to import, use, offer for sale and sell a third party product (“Third Party Product”) for the treatment of pain in the U.S. and (iii) a non-exclusive license to certain of the Company’s intellectual property to develop, manufacture, use, offer for sale, sell and import the Third Party Product for the treatment of pain in all countries other than the U.S. and Canada, with the option, in certain circumstances, for such license grant to also apply to Canada.

Under the license agreement, the Company received milestone payments from Zogenix upon the achievement of certain development goals; there are no further milestones to be earned under the license agreement. The Company receives a royalty on net sales of the Licensed Product for a period equal to the later of fifteen (15) years after the first commercial sale of the Licensed Product or the expiry of the last Company patent covering the Licensed Product (the “Initial Term”) and, for the duration of the license agreement thereafter, will receive a royalty on net sales of the Licensed Product.

DARA

Notes to Combined Financial Statements - Continued

In addition, under the license agreement the Company will receive a royalty on net sales of the Third Party Product through the date that is fifteen (15) years after the first commercial sale of the Third Party Product in the U.S. The Company is also entitled to certain payments in respect of sales of the Third Party Product outside of the U.S. in certain instances.

Subject to customary rights of early termination as noted therein, the license agreement automatically renews for successive three-year terms at the end of the Initial Term, unless either Party has provided written notice at least twelve (12) months in advance of the expiry of Initial Term or renewal term.

Under the commercial manufacturing and supply agreement and the second generation commercial manufacturing and supply agreement, the Company exclusively manufactures commercial quantities of Licensed Product and second generation Licensed Product for Zogenix. Under such agreements, we receive manufacturing royalties on Zogenix’s net selling price for such Licensed Product and a compensating payment for such products manufactured and supplied by a third party. In addition, under the second generation commercial manufacturing and supply agreement, we agree to supply at a discount a certain amount of the second generation Licensed Product, as replacement for Licensed Product. The commercial manufacturing and supply agreement shall terminate upon the first commercial sale of the second generation Licensed Product. The second generation commercial manufacturing and supply agreement terminates upon expiration of the license agreement. In addition, either Party may terminate the second generation commercial manufacturing and supply agreement upon a material breach by the other Party, which is not resolved within sixty (60) days after receipt of a written notice specifying the material breach and either Zogenix or the Company may terminate the second generation commercial manufacturing and supply agreement under certain circumstances following the first commercial sale of the Third Party Product.

10.	Share-Based Compensation

Certain employees of the Company participate in Alkermes’ stock compensation plans. Stock-based compensation expense reflected in the accompanying combined financial statements relates to stock plan awards of Alkermes and not stock awards of the Company, as the Company does not grant stock awards.

Share-based Compensation Expense

The following table presents share-based compensation expense included in the Company’s combined statements of operations:

(In thousands)	Year Ended December 31, 2014	Nine Months Ended December 31, 2013
Cost of goods manufactured	$2,203	$824
Research and development	214	162

Total share-based compensation expense	$2,417	$986

Share-based Compensation Plans

Alkermes has two compensation plans pursuant to which awards were made, (i) the Alkermes plc 2011 Stock Option and Incentive Plan, as amended (the “2011 Plan”); and (ii) the Alkermes plc Amended and Restated 2008 Stock Option and Incentive Plan, as amended (the “2008 Plan”). The 2011 Plan and the 2008 Plan provides for issuance of non-qualified and incentive stock options, restricted stock, restricted stock units, cash-based awards and performance shares to employees, officers and directors of, and consultants to, Alkermes in such amounts and with such terms and conditions as may be determined by the compensation committee of Alkermes’ board of directors, subject to provisions of the 2011 Plan and the 2008 Plan.

DARA

Notes to Combined Financial Statements - Continued

Stock Options

A summary of the Company’s stock option activity is presented in the following table:

	Number of Shares	Weighted Average Exercise Price
Outstanding, April 1, 2013	330,500	$15.57
Granted	—	—
Exercised	(79,500)	$15.46
Forfeited	(8,000)	$17.75

Outstanding, December 31, 2013	243,000	$15.53

Granted	—	$—
Exercised	(80,250)	$14.73
Forfeited	—	$—

Outstanding, December 31, 2014	162,750	$15.93

Exercisable, December 31, 2013	73,000	$15.27

Exercisable, December 31, 2014	131,000	$16.09

The aggregate intrinsic value of stock options exercised during the year and nine months ended December 31, 2014 and 2013 was $2.5 million and $1.7 million, respectively.

At December 31, 2014, there were less than 0.1 million stock options expected to vest with a weighted average exercise price of $15.27 per share, a weighted average contractual remaining life of 7.3 years and an aggregate intrinsic value of $1.4 million. At December 31, 2014, the aggregate intrinsic value of stock options exercisable was $5.6 million with a weighted average remaining contractual term of 7.2 years. The number of stock options expected to vest is determined by applying the pre-vesting forfeiture rate to the total outstanding options. The intrinsic value of a stock option is the amount by which the market value of the underlying stock exceeds the exercise price of the stock option.

At December 31, 2014, there was less than $0.1 million of unrecognized compensation cost related to unvested stock options, which is expected to be recognized over a weighted average period of less than a year. The Company did not receive any cash from option exercises as these amounts were paid to Alkermes.

Time-Vested Restricted Stock Units

A summary of the Company’s time-vested RSU activity is presented in the following table:

	Number of Shares	Weighted Average Grant Date Fair Value
Unvested, April 1, 2013	63,500	$17.18
Granted	29,800	$33.72
Vested	(15,875)	$16.55
Forfeited	—	—

Unvested, December 31, 2013	77,425	$23.16

Granted	23,950	$47.16
Vested	(19,575)	$23.08
Forfeited	(11,250)	16.55

Unvested, December 31, 2014	70,550	$32.38

The total fair value of time-vested RSUs that vested during the year ended December 31, 2014 was $0.5 million. At December 31, 2014, there was $1.1 million of total unrecognized compensation cost related to unvested time-vested RSUs, which will be recognized over a weighted average remaining contractual term of 1.7 years.

DARA

Notes to Combined Financial Statements - Continued

Performance-Vesting Restricted Stock Units

In March 2014, Alkermes’ board of directors awarded RSUs to all employees of Alkermes as of the date of the award, fifty percent of which vest upon the occurrence of the earlier of: (i) FDA approval for aripiprazole lauroxil; or (ii) the achievement of the pre-specified primary endpoint in two phase 3 clinical studies of ALKS 5461; provided that, if such vesting event occurs during the first year after grant, the vesting of the initial 50% of the performance-based restricted stock unit award will not occur until the one-year anniversary of the grant date. In order to build an added retentive component to the grant, the remaining fifty percent of the award will vest on the one-year anniversary of the vesting date of the initial portion. The award will expire if neither of the performance conditions has been met on or before December 31, 2016.

A summary of performance-vesting RSU activity is presented in the following table:

	Number of Shares	Weighted Average Grant Date Fair Value
Unvested, January 1, 2014	—	$—
Granted	45,575	$47.16
Vested	—	$—
Forfeited	(1,700)	$47.16

Unvested, December 31, 2014	43,875	$47.16

The grant date fair value of the performance-vesting RSUs was equal to the market value of Alkermes’ stock on the date of grant. At December 31, 2014, Alkermes does not consider it probable that the performance criteria will be met and has not recognized any share-based compensation expense related to these performance-vesting RSUs. At December 31, 2014, there was $2.1 million of unrecognized compensation cost related to these performance-vesting RSUs, which would be recognized in accordance with the terms of the award when Alkermes deems it probable that the performance criteria will be met.

11.	Income Taxes

The Company’s provision for income taxes is comprised of the following:

(In thousands)	Year Ended December 31, 2014	Nine Months Ended December 31, 2013
Current income tax provision:
U.S. federal	$1,591	$1,443
U.S. state	364	397
Ireland	1,410	983
Deferred income tax provision (benefit):
U.S. federal	(389)	(471)
U.S. state	(106)	(76)
Ireland	418	(173)

Total tax provision	$3,288	$2,103

The current income tax provision for the year and nine months ended December 31, 2014 and 2013, respectively, was primarily due to income earned by the Company in the U.S. and Ireland during each respective fiscal period. The deferred income tax benefit in the year and nine months ended December 31, 2014 and 2013 was primarily due to current year temporary differences between tax and financial accounting for certain revenues and expenses. The Company has applied a consistent position to the historically filed financial statements in regards to its assertions related to undistributed earnings in foreign subsidiaries. As the U.S. operations of Alkermes plc as a whole did not have cumulative earnings and profits, there was no provision recorded on undistributed earnings in the U.S. operations.

The cumulative unremitted foreign earnings of the DARA U.S. subsidiary for which no tax has been provided were approximately $8.1 million and $6.6 million at December 31, 2014 and 2013, respectively. If these earnings were distributed to Ireland in the form of a dividend or otherwise, it would generate a withholding tax liability of approximately $0.4 million and $0.3 million, respectively. The distribution of the Company’s income before the provision for income taxes by geographical area consisted of the following:

(In thousands)	Year Ended December 31, 2014	Nine Months Ended December 31, 2013
Ireland	$14,625	$6,484
U.S.	2,918	2,973

Income before provision for income taxes	$17,543	$9,457

DARA

Notes to Combined Financial Statements - Continued

The components of the Company’s net deferred tax liabilities were as follows:

(In thousands)	December 31, 2014	December 31, 2013
Deferred tax assets:
Intangible assets	$6,324	$—
Bonus accrual	589	511
Share-based compensation	564	468
Other	862	595

Total deferred tax assets	8,339	1,574

Deferred tax liabilities:
Property, plant and equipment	(9,762)	(9,808)
Intangible assets	—	(3,472)
Other	(120)	(130)

Total deferred tax liabilities	(9,882)	(13,410)

Net deferred tax liabilities	$(1,543)	$(11,836)

The following table presents the breakdown between current and non-current deferred tax assets (liabilities):

(In thousands)	December 31, 2014	December 31, 2013
Current deferred tax assets	$1,385	$1,095
Non-current deferred tax assets	6,324	—
Non-current deferred tax liabilities	(9,252)	(12,931)

Net deferred tax liabilities	$(1,543)	$(11,836)

A reconciliation of the Company’s statutory tax rate to its effective tax rate is as follows:

	Year Ended December 31, 2014	Nine Months Ended December 31, 2013
Statutory tax rate	12.5%	12.5%
U.S. state income taxes, net of U.S. federal benefit	0.9%	1.4%
Other permanent differences	1.7%	1.5%
Rate differential	3.6%	6.8%

Effective tax rate	18.7%	22.2%

DARA

Notes to Combined Financial Statements - Continued

The Company does not anticipate that the amount of existing unrecognized tax benefits will significantly increase or decrease within the next 12 months. The Company has elected to include interest and penalties related to uncertain tax positions as a component of its provision for taxes. For the year and nine months ended December 31, 2014 and 2013, respectively, the Company’s accrued interest and penalties related to uncertain tax positions were not material. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(In thousands)	Unrecognized Tax Benefit
Balance, April 1, 2013	$625
Decreases due to settlement of prior period uncertain tax positions	(625)

Balance, December 31, 2013	$—

Balance, December 31, 2014	$—

The Company’s major taxing jurisdictions include Ireland and the U.S. (federal and state). These jurisdictions have varying statutes of limitations, and generally remain open for three to four years following the year in which the tax return is filed.

12.	Commitments and Contingencies

Litigation

From time to time, the Company may be subject to other legal proceedings and claims in the ordinary course of business. For example, the Company is currently involved in Paragraph IV litigations in the U.S. and other proceedings outside of the U.S. involving its patents in respect of ZOHYRDO ER. The Company is not aware of any such proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on its business, financial condition, cash flows and results of operations.

13.	Related Parties

All intra-group transactions within DARA have been eliminated in the combined financial statements and are not disclosed.

Amounts due from related party of $0.3 million and $0.2 million, recorded within current assets at December 31, 2014 and 2013, respectively, represents amounts due to DARA from another subsidiary of Alkermes for certain manufacturing services performed.

Notes receivable from related party consist of loans, payable on demand, from Alkermes, Inc. On February 12, 2013, a loan facility was issued in the amount of $10.0 million bearing interest at the short-term Applicable Federal Rate, as established by the IRS (“AFR”), which was 0.21% on the date of issuance. Interest is due on the last day of each fiscal year the loan is outstanding. The balance of the note receivable from Alkermes, Inc., was zero and $10.0 million at December 31, 2014 and 2013, respectively, and interest income earned on the note was immaterial in both the year and nine months ended December 31, 2014 and 2013.

Amounts due to related parties of $1.6 million and $1.1 million, recorded within current liabilities at December 31, 2014 and 2013, respectively, primarily represent amounts between DARA and Alkermes, Inc., for general and administrative services received.

Amounts due to related party — long-term of $1.3 million and $0.3 million, recorded within long-term liabilities at December 31, 2014 and 2013, respectively, represent a liability for fees received by DARA for R&D services performed on projects for which Alkermes can obtain the results of the R&D, in accordance with ASC 730, Research and Development.

Manufacturing revenue from related parties of $0.6 million and $0.7 million in the year and nine months ended December 31, 2014 and 2013, respectively, consists primarily of packaging services performed by DARA on behalf of other subsidiaries of Alkermes.

DARA

Notes to Combined Financial Statements - Continued

The Company recorded an immaterial amount of interest income from amounts due from related parties in the nine months ended December 31, 2013. The interest income was earned on the notes receivable from related party.

14.	Subsequent Events

On March 7, 2015, Alkermes plc entered into a definitive agreement to sell DARA to Recro Pharma, Inc. (“Recro”) and Recro Pharma LLC (together with Recro, the “Purchasers”). The sale was completed on April 10, 2015 at which time the Purchasers paid Alkermes plc $50.0 million and issued warrants to purchase an aggregate of 350,000 shares of Recro common stock. Alkermes plc is also eligible to receive low double digit royalties on net sales of IV/IM and parenteral forms of Meloxicam and up to $120.0 million in milestone payments upon the achievement of certain regulatory and sales milestones related to IV/IM and parenteral forms of Meloxicam.